                                                                    EXHIBIT 11

                EXHIBIT (11)  COMPUTATION OF PER SHARE EARNINGS
                                  (unaudited)

                                                     Nine Months Ended September 30
                                                     ------------------------------
                                                               1994           1993
                                                               ----           ----
EQUIVALENT SHARES:

  Average shares outstanding                            354,051,146    348,735,036

  Additional shares due to:
  Stock options                                           3,816,456      3,458,852

  Series C preferred shares                              21,948,387              -
                                                        -----------    -----------

  Total equivalent shares                               379,815,989    352,193,888
                                                        ===========    ===========

ADJUSTED EARNINGS (in millions):

  Net income from Continuing Operations                      $  184         $  208

  Less: Series B preferred stock dividends                       38             38
                                                        -----------    -----------

  Adjusted net income from Continuing Operations                146            170

  Cumulative effect of change in accounting principle             -            (56)
                                                        -----------    -----------

  Adjusted net income after cumulative
    effect of change in accounting principle                 $  146         $  114
                                                        ===========    ===========
EARNINGS (LOSS) PER SHARE:

  From Continuing Operations                                 $ 0.38         $ 0.48
  From cumulative effect of change
    in accounting principle                                       -          (0.16)
                                                        -----------    -----------

  Earnings per share                                         $ 0.38         $ 0.32
                                                        ===========    ===========





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